UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2010 (October 27, 2010)
WILLIAMS COAL SEAM GAS ROYALTY TRUST
(Exact name of Registrant as specified in its charter)

Delaware	001-11608	75-6437433
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Trust Division
Royalty Trust Group
Bank of America, N.A.
901 Main Street, 17th Floor
Dallas, Texas	75202
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (214) 209-2400
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On October 27, 2010, the Williams Coal Seam Gas Royalty Trust (the “Trust”) entered into a Purchase and Sale Agreement (the “Agreement”) with Williams Production Company, LLC (“WPC”) pursuant to which it sold the assets of the Trust to WPC for a cash purchase price of $23,100,000. Pursuant to the Agreement, the effective date of the sale of assets was September 1, 2010. The closing of the sale occurred simultaneously with execution of the Agreement.
     The assets of the Trust consisted of net profits interests conveyed to the Trust by WPC upon the formation of the Trust. Pursuant to the terms of the Trust Agreement governing the Trust, the Trust terminated effective March 1, 2010 because the reserve report as of December 31, 2009, reflected that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs was equal to or less than $30 million thereby triggering a termination of the Trust. Pursuant to the Trust Agreement, WPC had certain rights to repurchase the assets of the Trust upon termination of the Trust, which rights were exercised by WPC.
     Since the formation of the Trust, WPC has provided administrative services to the Trust pursuant to an Administrative Services Agreement, and WPC and certain of its affiliates have been party to a Gas Purchase Agreement and Gas Gathering Agreement the terms of which impact the net profits received by the Trust. Summaries of these agreements and the relationship between WPC and the Trust are set forth in the Trust’s most recent annual report on Form 10-K, which summaries are incorporated herein by reference.
          The net proceeds from the sale, after the payment by the trustee of all Trust expenses, will be distributed to Unitholders of the Trust in complete liquidation of the Trust.
Item 2.01. Completion of Acquisition or Disposition of Assets.
          On October 27, 2010, the Trust disposed of its assets as described in Item 1.01 above.
Item 7.01 Regulation FD Disclosure.
     On October 28, 2010, the Trust issued a press release announcing the sale of the Trust’s assets pursuant to the termination of the Trust. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     This Item 7.01 of this Report on Form 8-K is being furnished pursuant to Item 7.01, Regulation FD Disclosure. The information furnished in this item is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.
          (b) Pro forma financial information.
     Following the sale of the Trust assets to WPC and the distribution of the net proceeds therefrom to Unitholders, the Trust will have no assets other than a cash reserve retained by the trustee to cover fees, expenses, liabilities and obligations of the Trust in the final administration, windup and dissolution of the Trust. The Trust will have no income other than any interest accrued on such cash reserve. After the trustee has determined that all fees, expenses, liabilities and obligations anticipated to be incurred by the Trust have been paid, the remaining balance, if any, of the cash reserve will be distributed to Unitholders.
     Based on the foregoing, pro forma information for the Trust giving effect to the sale of the Trust assets is immaterial and therefore not included in this report.
          (d) Exhibits
10.1	Purchase and Sale Agreement between Williams Coal Seam Gas Royalty Trust and Williams Production Company, LLC dated as of October 27, 2010.

99.1	Press Release dated October 28, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Williams Coal Seam Gas Royalty Trust
By:	Bank of America, N.A., Trustee

By:	/s/ RON E. HOOPER
Ron E. Hooper
Senior Vice President and Administrator

Date: October 29, 2010

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Purchase and Sale Agreement between Williams Coal Seam Gas Royalty Trust and Williams Production Company, LLC dated as of October 27, 2010.

99.1	Press Release dated October 28, 2010.